TOTAL ASIA ASSOCIATES PLT

(LLP0016837-LCA & AF002128)

 A Firm registered with US PCAOB and Malaysian MIA

C-3-1, Megan Avenue 1, 189 Off Jalan Tun Razak,

50400 Kuala Lumpur, Malaysia.

Tel: (603) 2733 9989

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors,

MU GLOBAL HOLDING LIMITED

4/F, No. 30, Nanjing West Road,

Datong District,

Taipei City, 103 Taiwan (R.O.C.).

We consent to the inclusion in the Registration Statement on Form S-1 Amendment No.3 of MU Global Holding Limited of our report date December 13, 2018, relating to our audit of the consolidated balance sheets of MU Global Holding Limited as of July 31, 2018 and the related consolidated statements of income, stockholders’ equity, and cash flows for the period ended of July 31, 2018.

We also consent to the reference to us under the caption “Interest of Named Experts and Counsel” in the Registration Statement.

/s/ Total Asia Associates PLT
TOTAL ASIA ASSOCIATES PLT
KUALA LUMPUR, MALAYSIA
APRIL 30, 2019